Exhibit 99.1

Enterprise GP Holdings L.P.

P.O. Box 4323

Houston, TX 77210

(713) 381-6812

Enterprise GP Holdings Reports Fourth Quarter and Full-Year 2007 Results

Houston, Texas (Tuesday, February 12, 2008) – Enterprise GP Holdings L.P., (NYSE: EPE) today announced its consolidated and parent-only financial results for the three months and year ended December 31, 2007. Enterprise GP Holdings, the parent company, reported record distributable cash flow of $56 million for the fourth quarter of 2007. Distributable cash flow for the fourth quarter of 2007 provided 1.1 times coverage of the $0.41 per unit distribution declared by the board of the general partner of Enterprise GP Holdings with respect to the fourth quarter of 2007 that was paid on February 8, 2008. This distribution rate represents a 17 percent increase from $0.35 per unit paid with respect to the fourth quarter of 2006. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable accounting principles generally accepted (or “GAAP”) measure, which is net cash flow provided by operating activities.

Enterprise GP Holdings will receive $78 million of total cash distributions with respect to the fourth quarter of 2007. These distributions are comprised of $41 million from Enterprise Products Partners L.P. (paid February 7), $15 million from TEPPCO Partners, L.P. (paid February 7) and $22 million from Energy Transfer Equity, L.P. (payable February 19). This represents a 56 percent increase from the $50 million in distributions received with respect to the fourth quarter of 2006. The increase was due to the acquisition of partnership interest in Energy Transfer Equity and increases in cash distributions from Enterprise Products Partners and TEPPCO. The cash distribution from Energy Transfer Equity to be received on February 19 is for a four-month period (September 2007 to December 2007) due to Energy Transfer Equity’s transition from a fiscal year to a calendar year basis for financial reporting and cash distribution purposes. As a result, the cash distribution that Enterprise GP Holdings will receive from Energy Transfer Equity includes an additional $5.5 million relating to the extra month.

Enterprise GP Holdings reported consolidated net income for the fourth quarter of 2007 of $22 million, or $0.18 per unit on a fully diluted basis, compared to $35 million, or $0.34 per unit on a fully diluted basis, for the fourth quarter of 2006. The decrease in consolidated net income is largely attributable to an increase in interest expense from a higher average debt balance associated with the acquisition of partnership interests in Energy Transfer Equity and the amortization of associated debt issuance costs.

The earnings per unit calculation for the fourth quarter of 2007 is based on 123.2 million average units outstanding, which is comprised of 88.9 million units issued in August 2005, 14.2 million units (formerly Class B units) issued as part of the consideration for the acquisition of partner interests in TEPPCO and its general partner in May 2007, and 20.1 million units issued in July 2007 in a private placement with institutions that were subsequently registered. The earnings per unit calculation for the fourth quarter of 2006 are based on 103.1 million units, which exclude the units issued in the private placement in July 2007.

Distributable cash flow for 2007 increased 12 percent to a record $199 million from $178 million for 2006. Distributable cash flow for 2007 provided 1.0 times coverage of the $1.55 of cash distributions that were declared with respect to 2007. Enterprise GP Holdings reported consolidated net income for 2007 of $109 million, or $0.97 per unit on a fully diluted basis, compared to $134 million, or $1.30 per unit on a fully diluted basis, for 2006. The decrease in consolidated net income for 2007 relative to 2006 was due to the same reasons mentioned previously for the decrease in fourth quarter net income.

“We were very pleased with the record distributable cash flow generated by Enterprise GP Holdings for the fourth quarter of 2007,” said Dr. Ralph S. Cunningham, president and chief executive officer of Enterprise GP Holdings. “We benefited from distribution increases from Enterprise Products and Energy Transfer Equity. Part of the distribution increase from Energy Transfer Equity was driven by an increase in general partner distributions related to an issuance of 5 million units by Energy Transfer Partners, L.P. in December 2007.”

“Looking ahead to 2008, each of the operating partnerships in which we own GP and LP interests has completed major growth projects or acquisitions. These include Enterprise Products’ projects at Independence Hub, Meeker, Pioneer and Hobbs and TEPPCO’s recent $500 million asset purchase to enter into the marine transportation of refined products and crude oil business. As these investments generate incremental cash flow and the partnerships increase their cash distributions and issue limited partner units to fund their growth, we will disproportionately benefit through the leverage we have from our ownership of general partner incentive distribution rights,” stated Cunningham.

Basis of Presentation of Financial Information

In order for our unitholders and others to more fully understand Enterprise GP Holdings’ financial condition and results of operations on a standalone basis, this press release includes financial information of Enterprise GP Holdings as the parent company apart from that of our consolidated partnership. The parent-only income statements reflect equity earnings from its investees as a component of operating income. These investments are the primary source of earnings for Enterprise GP Holdings on a standalone basis. In accordance with GAAP, equity earnings from Enterprise Products Partners and its general partner (“EPGP”) and TEPPCO and its general partner (“TEPPCO GP”) are eliminated in the preparation of our consolidated financial statements.

Effective with the second quarter of 2007, our consolidated and parent-only financial statements and related information were recast to reflect the acquisition of ownership interests in TEPPCO and TEPPCO GP (including associated TEPPCO incentive distribution rights (“IDRs”)) in May 2007 and the reorganization of our business segments. TEPPCO and TEPPCO GP have been under common control with the parent company since February 2005. For additional information regarding the recast of our financial statements to reflect common control considerations, please refer to our Current Report on Form 8-K dated September 21, 2007.

Our Investment in Enterprise Products Partners business segment reflects the consolidated operations of Enterprise Products Partners and its general partner. Our Investment in TEPPCO reflects the consolidated operations of TEPPCO and its general partner. The Investment in TEPPCO segment represents the historical operations of TEPPCO and its general partner that were under common control with the parent company prior to its acquisition of these interests on May 7, 2007. We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners. Our Investment in Energy Transfer Equity business segment reflects our non-controlling interests in Energy Transfer Equity and its general partner accounted for under the equity method of accounting. We evaluate segment performance based on operating income.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measure of distributable cash flow. Exhibit C provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with GAAP. Distributable cash flow should not be considered an alternative to GAAP measures such as net income, net cash flow provided by operating activities or any other GAAP measure of liquidity or financial performance.

We define distributable cash flow as cash distributions received and/or declared with respect to a given period from the parent company’s investments in limited partner and general partner interests (including related IDRs) less parent company cash expenses and general and administrative and similar costs of EPGP and TEPPCO GP on a standalone basis. Distributable cash flow is a significant liquidity metric used by senior management to compare net cash flow generated by the parent company’s investments to the cash distributions the parent company is expected to pay its partners. Using this metric, senior management can quickly compute the coverage ratio of estimated cash flow to planned cash distributions.

Distributable cash flow is an important non-GAAP financial measure for the parent company’s unitholders since it indicates to investors whether or not the parent company’s investments are generating cash flow at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as distributable cash flow are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which, in turn, is based on the amount of cash distributions a partnership pays to a unitholder).

Company Information and Forward-Looking Statements

Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of more than $5 billion. It owns the general partner and limited partner interests in Enterprise Products Partners L.P., TEPPCO Partners, L.P. as well as certain non-controlling general partner and limited partner interests in Energy Transfer Equity, L.P. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings, Enterprise Products Partners, TEPPCO, Energy Transfer Equity or Energy Transfer Partners (the “Related Companies”) for future operations, are intended to identify forward-looking statements. Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Related Companies, and in turn, Enterprise GP Holdings’ results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the Related Companies debt level on its future financial and operating flexibility;
•	a reduction in demand for the Related Companies products by the petrochemical, refining, heating or other industries;
•	a decline in the volumes delivered by the Related Companies’ facilities;
•	the failure of any of the Related Companies’ credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at the Related Companies’ facilities; and
•	the failure to successfully integrate the Related Companies’ operations with companies, if any, that they may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812

Rick Rainey, Media Relations (713) 381-3635

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Exhibit A

Enterprise GP Holdings L.P. – Parent Company

Distributable Cash Flow, Summary Income Statements and Selected Balance Sheet Data– UNAUDITED

(Amounts in thousands)

The following table presents distributable cash flow, summarized income statement data and selected balance sheet information for the parent company, individually and not on a consolidated basis, with respect to the periods and dates indicated.

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Cash distributions from investees: (1)
Enterprise Products Partners and EPGP:
From 13,454,498 common units of EPD	$ 6,727	$ 6,290	$ 26,203	$ 24,554
From 2% general partner interest	4,442	4,126	17,260	15,740
From general partner IDRs	29,855	25,260	112,016	92,856
TEPPCO and TEPPCO GP:
From 4,400,000 common units of TPP	3,058	2,970	12,144	11,229
From 2% general partner interest	1,275	1,237	5,061	4,287
From general partner IDRs	11,109	10,534	43,850	43,266
Energy Transfer Equity and ETEGP:
From 38,976,090 common units of ETE	21,437	--	51,157	--
From 34.9% member interest in ETEGP	189	--	413	--
Total cash distributions from investees	78,092	50,417	268,104	191,932
Expenses:
Parent company expenses, excluding
non-cash amortization and other costs	(21,517)	(3,105)	(68,797)	(11,247)
EPGP expenses	(127)	(690)	(432)	(2,273)
TEPPCO GP expenses	(50)	(21)	(203)	(335)
Total expenses	(21,694)	(3,816)	(69,432)	(13,855)
Distributable cash flow	$ 56,398	$ 46,601	$ 198,672	$ 178,077
Distributions by parent company:
To limited partners:
EPCO and affiliates	$ 37,432	$ 26,985	$ 136,319	$ 99,374
Public	13,077	4,124	42,104	15,282
To general partner	5	3	18	11
To former owners of TEPPCO GP	--	14,741	15,084	58,782
Total cash distributions	$ 50,514	$ 45,853	$ 193,525	$ 173,449

Summary income statement data:
Equity in earnings of investees (2)	$ 47,689	$ 38,544	$ 187,540	$ 145,587
General and administrative costs	1,879	591	4,299	2,116
Operating income	45,810	37,953	183,241	143,471
Interest expense, net	(24,020)	(2,602)	(74,220)	(9,497)
Provision for income tax	(3)	--	--	--
Cumulative effect of accounting change	--	--	--	18
Net income	$ 21,787	$ 35,351	$ 109,021	$ 133,992
Selected balance sheet data:
Debt principal outstanding at end of period (3)	$ 1,090,000	$ 155,000	$ 1,090,000	$ 155,000

(1) Represents cash distributions received or, in the case of the most recent quarter, declared and expected to be received with respect to such quarter. With respect to cash distributions from investees for the fourth quarter of 2007, we received the distributions shown for Enterprise Products Partners, TEPPCO and their respective general partners on February 7, 2008. We expect to receive the declared distribution from Energy Transfer Equity and its general partner on February 19, 2008.

(2) Represents the parent company’s share of the net income of Enterprise Products Partners, TEPPCO, Energy Transfer Equity and their respective general partners.

(3) Debt increased between periods in connection with financing our acquisition of equity interests in Energy Transfer Equity in May 2007.

Exhibit B

Enterprise GP Holdings L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Three and Twelve Months Ended December 31, 2007 and 2006

(Amounts in thousands, except per unit amounts)

Since the parent company owns the general partner of Enterprise Products Partners and TEPPCO, our general purpose condensed consolidated financial statements reflect the financial results of Enterprise Products Partners, EPGP, TEPPCO and TEPPCO GP. The earnings of Enterprise Products Partners, EPGP, TEPPCO and TEPPCO GP that are allocated to limited and general partner interests not owned by the parent company are reflected as minority interest expense in our condensed statements of consolidated operations. On a consolidated basis, we have classified our operations into three business segments: Investment in Enterprise Products Partners, Investment in TEPPCO and Investment in Energy Transfer Equity. The following table summarizes our financial information by business segment:

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues:
Investment in Enterprise Products Partners	$ 5,302,469	$ 3,350,517	$ 16,950,125	$ 13,990,969
Investment in TEPPCO	3,103,457	2,124,956	9,862,676	9,691,320
Eliminations	(48,426)	(22,694)	(99,032)	(70,143)
Total revenues	8,357,500	5,452,779	26,713,769	23,612,146
Costs and expenses:
Investment in Enterprise Products Partners	5,048,605	3,152,143	16,097,178	13,154,755
Investment in TEPPCO	3,017,326	2,044,257	9,520,610	9,425,153
Other, non-segment including parent company	(45,567)	(13,768)	(84,241)	(59,569)
Total costs and expenses	8,020,364	5,182,632	25,533,547	22,520,339
Equity earnings (loss):
Investment in Enterprise Products Partners (1)	10,785	7,021	20,301	21,327
Investment in TEPPCO (1)	(5,673)	210	(9,793)	3,886
Investment in Energy Transfer Equity (2)	3,363	--	3,095	--
Total equity earnings	8,475	7,231	13,603	25,213
Operating income:
Investment in Enterprise Products Partners	264,649	205,395	873,248	857,541
Investment in TEPPCO	80,458	80,909	332,273	270,053
Investment in Energy Transfer Equity	3,363	--	3,095	--
Other, non-segment including parent company	(2,859)	(8,926)	(14,791)	(10,574)
Total operating income	345,611	277,378	1,193,825	1,117,020
Interest expense	(145,470)	(86,081)	(487,419)	(333,742)
Provision for income taxes	(6,605)	(8,868)	(15,813)	(21,974)
Other income, net	2,636	1,176	71,788	11,180
Income before minority interest and cumulative effect of
change in accounting principle	196,172	183,605	762,381	772,484
Minority interest (3)	(174,385)	(148,251)	(653,360)	(638,585)
Income before cumulative effect of change in
accounting principle	21,787	35,354	109,021	133,899
Change in accounting principle	--	(3)	--	93
Net income	$ 21,787	$ 35,351	$ 109,021	$ 133,992
Allocation of net income to:
Limited partners	$ 21,785	$ 35,347	$ 109,010	$ 133,979
General partner	$ 2	$ 4	$ 11	$ 13
Earnings per Unit, basic and fully diluted:
Net income per Unit	$ 0.18	$ 0.34	$ 0.97	$ 1.30
Average LP Units outstanding (4)	123,192	103,057	112,325	103,057

(1) Represents equity earnings from third-party unconsolidated affiliates as recorded by Enterprise Products Partners and TEPPCO.

(2) Represents the parent company’s share of the net income of Energy Transfer Equity and its general partners. The parent company’s investment in Energy Transfer Equity and its general partner is accounted for using the equity method.

(3) Represents earnings allocated by Enterprise Products Partners, Duncan Energy Partners and TEPPCO to their respective limited partner interests not owned by the parent company.

(4) The parent company’s 16 million Class C units are non-participating securities; thus, they are excluded from our earnings per Unit computations.

Exhibit C

Enterprise GP Holdings L.P. – Parent Company

Non-GAAP Reconciliations – UNAUDITED

(Amounts in thousands)

The following table presents the reconciliation of the parent company’s non-GAAP distributable cash flow to its GAAP net cash flow provided by operating activities.

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Distributable Cash Flow (Exhibit A)	$ 56,398	$ 46,601	$ 198,672	$ 178,077
Adjustments to derive net cash flow provided by
operating activities (add or subtract as indicated
by sign of number):
Cash distributions from investees with respect
to period indicated (see Exhibit A) (1)	(78,092)	(50,417)	(268,104)	(191,932)
Distributions received from investees
during period (2)	70,098	49,517	237,595	182,008
Expenses of EPGP and TEPPCO GP	177	712	635	2,607
Net effect of changes in operating accounts	6,261	(361)	15,875	(4,637)
Net cash flow provided by operating activities	$ 54,842	$ 46,052	$ 184,673	$ 166,123

(1) Represents cash distributions collected subsequent to the end of each reporting period.

(2) Represents cash distributions received during each reporting period.